Exhibit 99.1

NEWS RELEASE

Media Contact:
Brian Pitts (312) 475-5921 Investor Relations Contact: PI Aquino (708) 483-1331

TreeHouse Foods, Inc. Appoints Jean Spence to Board of Directors

OAK BROOK, Ill., September 4, 2018 -- TreeHouse Foods, Inc. (NYSE: THS) today announced that it has appointed Jean Spence, an accomplished innovator in the food industry with significant achievements in organizational design, cost optimization, and a recognized expert in food safety and regulation, as a new independent Director to the Board. The appointment is effective September 4, 2018, bringing the total number of Board members to 10, of which eight are independent.

Gary D. Smith, Chairman of the Board, said, “We are pleased to welcome Jean, as she will bring fresh insights and new perspectives, as well as demonstrated and relevant experience to the TreeHouse Foods Board. We are confident that her contributions will be valuable as the Company continues to transform its business through the TreeHouse 2020 restructuring program and to refine its strategy to deliver long-term shareholder value.”

ABOUT JEAN SPENCE

Ms. Spence, an independent consultant, was formerly Executive Vice President of Research, Development, & Quality at Mondelēz International, Inc., a global leader in biscuits, chocolate, gum, candy and powdered beverages. Prior to the 2012 spin-off transaction to form Mondelēz, Ms. Spence served in the same capacity at parent company Kraft Foods, Inc. where she was responsible for improving quality and food safety on a worldwide basis, coordinating global compliance programs, scientific relations, regulatory relations, microbiology, and auditing. She has represented the food industry on the Department of Homeland Security Advisory Council, and Kraft on the International Life Sciences Institute and Junior Achievement of Chicago Boards. Ms. Spence serves on the Supervisory Board of GEA Group AG and is Chair of the Clarkson University Board of Trustees.

Ms. Spence earned a B.S. in Chemical Engineering from Clarkson University and a Master’s in Chemical Engineering from Manhattan College.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with over 40 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.